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[OurPet's Logo]  Virtu Co.
                 1300 East Street
                 Fairport Harbor, Ohio 44077-5573, USA
                 1-800-565-2695 . Phone: 440/354-6500
                 Fax: 440/354-9129 . www.our-pets.com

                                                       September 20, 2000

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

Re:    OurPet's Company -- Form 10SB Filing
       Application for Withdrawal of Registration

Gentlemen and Ladies:

In accordance with Rule 477 promulgated under the Securities Act of 1933, as amended, OurPet's Company (the "Company") hereby requests that the Company's Registration on Form 10SB (File No. 0-31279, filed August 8, 2000), and all exhibits thereto, be withdrawn effectively immediately.

If you have any question with respect to this letter, please call me at
(440)354-6500, or contact Connie Carr at Seeley, Savidge & Ebert Company, LPA at
(216)566-8200.

                                                  Sincerely,

                                                  /s/ John G. Murchie
                                                  John G. Murchie
                                                  Chief Financial Officer

cc:  Patti Dennis, U.S. Securities and Exchange Commission

JGM/jlm